NUVEEN INVESTMENT TRUST III

AMENDED DESIGNATION OF SERIES OF

SHARES OF BENEFICIAL INTEREST

WHEREAS, pursuant to Section 2 of Article IV of the Declaration of Trust dated August 20, 1998 (the “Declaration”), of Nuveen Investment Trust III, a Massachusetts business trust (the “Trust”), the Trustees of the Trust, on August 20, 1998 established and designated certain series of Shares (as defined in the Declaration) of the Trust by the execution of instruments establishing and designating such series and setting forth the special and relative rights of such series (the “Designation”). Such series was entitled: Nuveen Income Fund;

WHEREAS, the Nuveen Income Fund was terminated on September 27, 2002, by unanimous approval of the Board of Trustees on August 1, 2002;

WHEREAS, the Trustees of the Trust, effective October 7, 2004, amended the Designation to establish and designate the three series of Shares, Nuveen Core Bond Fund, Nuveen High Yield Bond Fund and Nuveen Short duration Bond Fund;

NOW THEREFORE, the Trustees of the Trust, effective August 1, 2007, hereby amend the Designation to change the name of the series designated Nuveen Core Bond Fund to Nuveen Multi-Strategy Income Fund to have the special and relative rights described below:

1. The following Funds are established and designated:

Nuveen Multi-Strategy Income Fund

Nuveen High Yield Bond Fund

Nuveen Short Duration Bond Fund

2. Each Fund shall be authorized to hold cash, invest in securities, instruments and other property and use investment techniques as from time to time described in the Trust’s then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of Shares of such Fund. Each Share of each

Fund shall be redeemable, shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matters on which Shareholders of that Fund may vote in accordance with the Declaration, shall represent a pro rata beneficial interest in the assets allocated or belonging to such Fund, and shall be entitled to receive its pro rata share of the net assets of such Fund upon liquidation of such Fund, all as provided in Article IV, Sections 2 and 5 of the Declaration. The proceeds of the sale of Shares of such Fund, together with any income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to such Fund, unless otherwise required by law.

3. Shareholders of each Fund shall vote separately as a class on any matter to the extent required by, and any matter shall be deemed to have been effectively acted upon with respect to such Fund as provided in Rule 18f-2, as from time to time in effect, under the Investment Company Act of 1940, as amended, or any successor rules, and by the Declaration.

4. The assets and liabilities of the Trust shall be allocated among each Fund as set forth in Article IV, Section 5 of the Declaration.

5. The designation of the Fund hereby shall not impair the power of the Trustees from time to time to designate additional series of Shares of the Trust.

6. Subject to the applicable provisions of the 1940 Act and the provisions of Article IV, Sections 2 and 5 of the Declaration, the Trustees shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of each Fund now or hereafter created, or to otherwise change the special relative rights of the Funds designated hereby without any action or consent of the Shareholders.

IN WITNESS WHEREOF, the undersigned, being the Trustees of the Trust, have executed this instrument as of this 1st day of August 2007.

/s/ Timothy R. Schwertfeger	/s/ Robert P. Bremner
Timothy R. Schwertfeger, as Trustee 333 West Wacker Drive Chicago, Illinois 60606	Robert P. Bremner as Trustee 333 West Wacker Drive Chicago, Illinois 60606

/s/ Jack B. Evans	/s/ William C. Hunter
Jack B. Evans, as Trustee 333 West Wacker Drive Chicago, Illinois 60606	William C. Hunter, as Trustee 333 West Wacker Drive Chicago, Illinois 60606

/s/ David J. Kundert	/s/ William J. Schneider
David J. Kundert as Trustee 333 West Wacker Drive Chicago, Illinois 60606	William J. Schneider, as Trustee 333 West Wacker Drive Chicago, Illinois 60606

/s/ Judith M. Stockdale	/s/ Carole E. Stone
Judith M. Stockdale, as Trustee 333 West Wacker Drive Chicago, Illinois 60606	Carole E. Stone, as Trustee 333 West Wacker Drive Chicago, Illinois 60606

STATE OF ILLINOlS	)
	)	SS.
COUNTY OF COOK	)

Then personally appeared the above-named persons who are known to me to be Trustees of the Trust whose names and signatures are affixed to the foregoing instrument and who acknowledged the same to be their free act and deed, before me this 1st day of August 2007.

“OFFICIAL SEAL” Virginia L. Corcoran Notary Public, State of Illinois My Commission Expires: 10/27/05	/s/ Virginia L. Corcoran Notary Public